                                                                     EXHIBIT 2.3


                        PURCHASE AND TRANSFER AGREEMENT

                              dated 14 June 2000
                             (the "SIGNING DATE")

                                    between

1.  Dr. Henning F. Klose                         hereinafter "KLOSE"

2.  Apax Germany II L.P.                         hereinafter "APAX II"

3.  Apax Funds Nominees Ltd. fr "B" Account      hereinafter "APAX B FUND"

4.  Apax Funds Nominees Ltd. fr "D" Account      hereinafter "APAX D FUND"
                                                 - Apax B Fund and Apax D
                                                 Fund together "APAX FUNDS
                                                 NOMINEES LIMITED" -

5.  AP Vermogensverwaltung Gesellschaft
    burgerlichen Rechts                           hereinafter "AP"

6.  A + M GmbH & Co Vermogensverwaltung KG       hereinafter "A+M"

                                                    - together the "SELLERS" -


                                      and

7.  World Access, Inc.                           - hereinafter the "PURCHASER" -

8.  TelDaFax Aktiengesellschaft
    Marburg/Lahn                                 - hereinafter the "TELDAFAX" -

                                   SECTION 1
                                  DEFINITIONS

A+M Call Option                                                 ss 5.2

A+M Option Shares                                               ss 5.2

A+M Put Option                                                  ss 5.2

AP                                                              Caption

Apax Funds Nominees Limited Assets                              Caption

Apax B Fund                                                     Caption

Apax D Fund                                                     Caption

Apax II                                                         Caption

A+M                                                             Caption

Breach of Warranty                                              ss 12.1

Call Option Closing                                             ss 17.2.3

Closing                                                         ss 9.1

Closing Conditions                                              ss 8.1

Closing Date                                                    ss 9.1

Consideration Stock                                             ss 6.1

Consolidated 1999 Financial Statements                          ss 11.3.2.1

Contribution Agreement                                          ss 4.1

Disclosed Information                                           ss 10.2

Exchange Ratio                                                  ss 16.4

Funds                                                           ss 11.1

Interim Financial Statements                                    ss 11.3.2.4

Klose                                                           Caption

Klose Call Option                                               ss 5.2

Klose Option Shares                                             ss 5.2

Klose Put Option                                                ss 5.2

Loss                                                            ss 12.1

Material Adverse Event                                          ss 13.4

Material Agreement                                              ss 11.3.12

Offeror                                                         ss 17.4.1

Option Shares                                                   ss 5.2

Put Option Closing                                              ss 17.1.3

Purchaser                                                       Caption

Reasonable Purchaser                                            ss 13.4.4

Registration Rights Agreement                                   ss 5.5

Relevant Percentage                                             ss 6.5

Sales Notice                                                    ss 17.4.1(a)

Sellers                                                         Caption

Signing Date                                                    Caption

Sold Shares                                                     ss 5.1

Stand-Alone Financial Statements                                ss 11.3.2.1

Subsidiaries                                                    ss 3.7

TelDaFax                                                        Caption/ss 2.1

TelDaFax Group                                                  ss 3.7

Tender Offer                                                    ss 16.4


                                   SECTION 2
                          TELDAFAX AKTIENGESELLSCHAFT

2.1 TelDaFax Aktiengesellschaft, is registered in the commercial register of the local court Marburg under HR B 2174 ("TELDAFAX"). TelDaFax provides telecommunication services, in particular voice telephony via its fixed line network, internet services through its own platform and other data and fax transmission services.

2.2 The share capital of TelDaFax currently amounts to 87,954,360, divided into 33,828,600 non par value shares. TelDaFax has an authorised capital (Genehmigtes Kapital) with an aggregate nominal amount of 42,900,000 and a conditional capital in the amount of 42,900,000 to cover the issue of convertible bonds. The shares of TelDaFax are admitted to the regular market of the Frankfurt Stock Exchange, segment Neuer Markt, and on the EASDAQ.

2.3      The Sellers presently hold the following shares in TelDaFax:

         2.3.1 Klose holds 2,756,200 shares equal to 8.15% of the aggregate share capital;

         2.3.2 Apax II holds 3,587,312 shares equal to 10,60% of the aggregate share capital;

         2.3.3 Apax B holds 2,508,076 share equal to 7,41% of the aggregate share capital;

         2.3.4 Apax D holds 3,755,988 shares equal to 11.10% of the aggregate share capital;

         2.3.5 AP holds 1,326,800 shares equal to 3.92% of the aggregate share capital.

         2.3.6 A+M holds 143,492 shares equal to 0,42% of the aggregate share capital.


                                   SECTION 3
                          PARTICIPATIONS OF TELDAFAX

TelDaFax holds shares in the following corporations:

3.1 BNC Kommunikationssysteme GmbH & Co. KG, Bonn, registered in the commercial register of the local court in Bonn under HR A 4286,

         Share capital:                      DM 50,000
         Participation of TelDaFax:          100%

3.2 BNC Kommunikationssysteme Verwaltungs GmbH, Bonn, registered in the commercial register of the local court in Bonn under HR B 7295,

         Share capital:                      DM 50,000
         Participation of TelDaFax:          100%

3.3 TelDaFax Telefon, Daten und Fax Transfer Vertriebs GmbH, Marburg, registered under HR B 2137 in the commercial register of the local court in Marburg,

         Share capital:                      DM 50,000
         Participation of TelDaFax:          100%

3.4 GeoNet Systems GmbH, Marburg, registered in the commercial register of Marburg under HR B 2265,

         Share capital:                      DM 100,000
         Participation of TelDaFax:          95%

3.5 Demuth, Dietl & Co. Kommunikationselektronik GmbH, Wetzlar, registered in the commercial register of Wetzlar under HR B 1579,

         Share capital:                      DM 462,200
         Participation of TelDaFax:          50,95%

3.6 Internet AG, Global Network, Birkenau, registered in the commercial register of Furth/Odenwald under HR B 879,

         Share capital:                      (euro) 13,500,000
         Participation of TelDaFax:          65% (after registration of capital
                                             increases against cash
                                             contributions and contributions in
                                             kind registration is still pending)

3.7 Netztel Plus AG, Heppenheim a.d. BergstraBe, registered in the commercial register under HR B5096,

         Share capital:                      (euro) 6.925.000.200

         Participation of TelDaFax:          81,94%

         The companies listed in 3.1, 3.2 and 3.3 are not engaged in any commercial activity. The companies listed in this 3 are collectively referred to as the "SUBSIDIARIES". TelDaFax and the Subsidiaries are together referred to as the "TELDAFAX GROUP".

                                   SECTION 4
  COMBINATION OF GERMAN BUSINESSES OF PURCHASER AND THE BUSINESS OF TELDAFAX

Purchaser and TelDaFax agree to use good faith efforts to pursue the combination of their respective businesses in Germany in order to realise synergies to the largest extent practically possible. The business combination shall be implemented by taking the following actions:

4.1. Purchaser shall contribute the German activities of Netnet Telekommunikationssysteme GmbH, and NewTel Communications GmbH to TelDaFax by way of a capital increase against contribution in kind out of authorised capital. TelDaFax and Purchaser and/or affiliates of Purchaser shall enter into a contribution agreement by June 30, 2000 substantially in the form of Exhibit 4.1.2 (the "Contribution Agreement") once agreement on the evaluation of the contributed assets and the number of shares to be issued has been reached.

4.2. The management board (Vorstand) of TelDaFax with the consent of the supervisory board (Aufsichtsrat) of TelDaFax is entitled to increase the capital of TelDaFax by the amount of the authorised capital to the exclusion of subscription rights of the existing shareholders if, inter alia, the newly issued shares are used to acquire other businesses. TelDaFax and the Sellers undertake to the extent permitted under applicable law that Vorstand and Aufsichtsrat will adopt the necessary resolution to effec t the capital increase is effected.

4.3. As soon as and to the extent legally possible and consistent with the best interest of their shareholders TelDaFax and the other German businesses of Purchaser shall enter into such agreements of combination or co-operation to achieve synergies in the most efficient and beneficial way for all parties and the shareholders of Purchaser and TelDaFax.

                                   SECTION 5
                    SALE AND TRANSFER, PUT AND CALL OPTION

5.1 Subject to the terms and conditions of this agreement, the Funds hereby agree to sell the shares in TelDaFax listed in ss 2.3.2 to 2.3.5 (the "SOLD SHARES").

5.2 Subject to the terms set forth in ss 17, Klose has the right to sell to Purchaser and Purchaser is obliged to buy from Klose all of the shares in TelDaFax listed in ss 2.3.1 or any portion thereof (the "KLOSE OPTION SHARES"), in up to three instalments in the period beginning on the Signing Date and ending on December 31, 2001 ("KLOSE PUT OPTION")
         A + M has the right to sell to Purchaser and Purchaser is obliged to buy from A + M all of the shares in TelDaFax listed in 2.3.6 (the
         "A + M OPTION SHARES") in the period beginning on the Closing and ending on April 30, 2001 (the "A + M Put Option") in one instalment. Purchaser has the right to buy from Klose and Klose is obliged to sell to Purchaser all of the Klose Option Shares owned by him at the time when Purchaser makes use of this right in the period beginning on July 1, 2002 and ending on December 31, 2002 (the "KLOSE CALL OPTION"). Purchaser has the right to buy from A + M and A + M is obliged to sell to Purchaser all of the A+M Option Shares in the period beginning on July 1, 2001 and ending on December 31, 2001 (the "A + M CALL
         OPTION"). The shares which are subject to the put and call Options are hereinafter together referred to as the "OPTION SHARES". Until the options are exercised Klose and A+M will retain and may exercise all rights attached to the Option Shares.

5.3 The Sold Shares and Option Shares are represented by global certificates which are held in global custody by Clearstream AG. The Sold Shares and Option

         Shares are only deliverable as fractional entitlements to the global certificates held by Clearstream AG. The transfer of the Sold Shares shall be effected as provided for in Exhibit 5.3 at the Closing. The Sold Shares are booked to the following securities accounts:

         5.3.1 The shares held by Apax II are booked to the securities account No. 5 374 898 Bank Code 700 202 70 with Bayerische Hypo- und Vereinsbank.

         5.3.2 The shares held by Apax B are booked to the securities account No. 555 910 44 Bank Code 702 202 00 with BHF Bank AG Munchen.

         5.3.3 The shares held by Apax D are booked to the securities account No. 555 910 51 Bank Code 702 202 00 with BHF Bank AG Munchen.

         5.3.4 The shares held by AP are booked to the securities account No. 2 733 951 Bank Code 700 202 70 with Bayerische Hypo- und Vereinsbank.

         5.3.5 The Klose Option Shares are booked to the securities account No 035 81672 7 with Goldman Sachs & Co., New York.

         5.3.6 The A+M Option Shares are booked to the securities account No. 241925700 with Commerzbank AG.

5.4 The sale and transfer of the Sold Shares and Option Shares hereunder shall include all rights and obligations attached to the Sold Shares at the Closing or the relevant Option Closing.

5.5 It is understood and agreed that Purchaser will use its reasonable best efforts to effect the registration under the Securities Act of 1933, as amended, of the portion of the Consideration Stock (as defined below) to be issued as consideration for the Sold Shares on the Form S-4 registration statement to be filed in connection with the Tender Offer. If this portion of the Consideration Stock is not included on this Form S-4, or if, even if such Consideration Stock can be so included on such

         Form S-4, Purchaser and the Funds determine, based on the advice of legal counsel, that the Funds' acquisition of Consideration Stock is subject to Rule 145 under the Securities Act of 1933, as amended, or that the Funds would be deemed an affiliate (as defined in Rule 144 under the Securities Act of 1933, as amended) of Purchaser, Purchaser and the Funds shall, not later than the Closing Date, enter into a registration rights agreement with respect to the Consideration Stock with terms substantially similar to the terms in the registration rights term sheet attached as Exhibit 5.5.

         Purchaser, Klose and AM, as the case may be, shall, not later than the Closing Date, enter into a registration rights agreement with respect to the Consideration Stock to be issued as consideration for the Option Shares with terms substantially similar to the terms in the registration rights agreement term sheet attached as Exhibit 5.4. In the event that the Purchaser and the Funds enter into a registration rights agreement as contemplated by the foregoing paragraph, such Consideration Stock shall, to the extent legally practicable, be registered on the same registration statement on Form S-3 contemplated by such registration rights agreement and Klose and A+M shall be a party to such registration rights agreement in lieu of a separate agreement between Purchaser and Klose or A+M.

                                   SECTION 6
                                 CONSIDERATION

6.1 The consideration for the Sold Shares and for the sale of the Option Shares shall be the issue to the Sellers of World Access Common Stock (the "CONSIDERATION STOCK").

6.2 In exchange for each of the Sold Shares and the Option Shares the Purchaser shall issue such number of shares of the World Access Common Stock resulting from applying the Exchange Ratio offered in the Tender Offer to the Sold Shares, or Option Shares, as the case may be, but in no event less than 1.025 shares of World Access Common Stock for one TelDaFax share.

6.3 In the event the Purchaser changes the number or kind of shares of World Access Common Stock as a result of a stock split, stock dividend, recapitalization, reclassification, reorganisation of similar transaction with respect to the outstanding World Access Common Stock, and the record date therefore shall be after the date hereof and prior to the Closing, the Exchange Ratio shall be proportionately adjusted to such manner as Purchaser and the Sellers shall agree, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to the holders of World Access Common Stock generally.

6.4 The Consideration Stock shall (save as provided below) be transferred to the following securities accounts of Sellers:

         6.4.1 Klose securities account No. 035-81672-7 with Goldman, Sachs & Co., New York;

         6.4.2 Apax II securities account No. 5 374 898 Bank Code 700 202 70 with Bayerische Hypo- und Vereinsbank;

         6.4.3 Apax B securities account No. 555 910 44 Bank Code 702 202 00 with BHF Bank AG Munchen;

         6.4.4 Apax D securities account No. 555 910 51 Bank Code 702 202 00 with BHF Bank AG Munchen;

         6.4.5 AP securities account No. 2 733 951 Bank Code 700 202 70 with Bayerische Hypo- und Vereinsbank;

         6.4.6 A+M securities account No. 2 419 257 00 Bank Code 700 400 41 with Commerzbank AG.

6.5 Sellers are entitled to the following percentage of the total Consideration Stock (the "Relevant Percentage").

The Relevant Percentage is for

Apax II        25,5%
Apax B         17,8%
Apax D         26,7%
AP              9,4%
A+M             1,0%
Klose          19,6%
-----         -----
Total         100,0%


                                   SECTION 7
                                   DIVIDENDS

7.1      TelDaFax has no distributable profits for the fiscal year 1999.

7.2 In respect of the profit distribution of the Subsidiaries listed in ss 3, Sellers undertake to procure that no profit distribution shall take place in the period between the Signing Date and the Closing.


                                   SECTION 8
                              CLOSING CONDITIONS

8.1 The closing of the sale of the Sold Shares shall be subject to the following conditions (the "CLOSING CONDITIONS"):

         8.1.1 Clearance by the Federal Cartel Office of all the transactions contemplated by this Agreement pursuant to ss 20 (Merger Control) has been obtained.

         8.1.2 In Tender Offer enough shares having been tendered so that following the Closing Purchaser will own more than 50% of the then outstanding TelDaFax shares;

         8.1.3 The capital increase to effect the contributions contemplated by the Contribution Agreement having been registered in the commercial register of TelDaFax;

         8.1.4 No Material Adverse Event having occurred and no party having exercised the right to withdraw pursuant to ss 13.

         8.1.5 The shareholders of Purchaser having approved the transactions contemplated by this Agreement including the Tender Offer and the merger agreements of the Purchaser with Communications Telesystems International Inc and Star Telecommunications Inc.

         8.1.6 No laws shall have been adopted or promulgated and no court order of whatsoever nature shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement or having the effect of making the transactions illegal.

         8.1.7 All material consents, approvals and actions of, filing with and notices to any third party or governmental authority required to consummate the transactions contemplated by this Agreement shall have been obtained including, to the extent required, under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

8.2 Purchaser and Sellers shall have the right to withdraw (zurcktreten) from this Agreement including the Klose and A+M Put and Call Options provided for in ss.ss 5.2 and 17, if (i) the Closing Conditions have not been satisfied by September 30, 2000 or (ii) the Supervisory Board of TelDaFax does not resolve on the capital increase contemplated by the Contribution Agreement, or (iii) the Supervisory Board of TelDaFax changes its recommendation to the TelDaFax shareholders to accept the Tender Offer on the basis of its fiduciaries duties owed to the outside shareholders in deviation from its resolution adopted on June 14, 2000 attached as Exhibit 8.2. by which this Agreement and the transactions contemplated herein were approved, or (iv) if the Closing Condition in Section ss 8.1.2 becomes impossible due to the acquisition by a third party of TelDaFax shares. If by September 30, 2000 all Closing Conditions have been satisfied except for the Closing Condition in 8.1.2 and 8.1.3, but the Tender Offer has been launched and is pending, the right to withdraw may not be exercised prior to October 31, 2000. Sellers may only jointly exercise this right to withdraw by notifying Purchaser accordingly.

8.3 Purchaser, but not Sellers have the right to withdraw from this Agreement including the Klose and A+M Put and Call Option, if the TelDaFax Supervisory Board fails to take any action required to implement the contribution agreed in the Contribution Agreement referred to in ss 4.1 or takes any action which makes such implementation impossible.

8.4 If Purchaser and / or Sellers withdraw from this Agreement in accordance with this ss 8, ss 13.4 or ss 13.5, they shall not be liable to the other parties for any damages or for the fulfilment of any other obligations under this agreement or in connection with this Agreement irrespective of the legal basis on which any claim of such other parties is based; provided, however, neither Purchaser nor Sellers shall be relieved or released from any liabilities arising out of its breach of this Agreement. Selle rs and Purchaser may agree in writing on an extension of the periods set forth in ss 8.2.

8.5 If the competent antitrust authorities only clear the transaction contemplated by this Agreement subject to modifications, the Closing Condition set forth in ss 8.1 shall only be deemed to be satisfied if
         (i) Sellers and Purchaser acting reasonably agree that the modification shall be implemented in order to proceed with the Closing or (ii) in the event that such modification significantly alters the financial expectations of the Purchaser (in respect of the purchase of shares in TelDaFax) Sellers ag ree to indemnify Purchaser in full against any financial disadvantage resulting from such modification. Sellers and Purchaser undertake to negotiate for at least three weeks in good faith with a view to reaching agreement on the acceptance of such modification and, if relevant, the payment of the appropriate indemnification.

8.6 If the Agreement is terminated in accordance with this ss 8, ss 13.4 or ss 13.5 by withdrawal of Purchaser and / or Sellers, each party shall be obliged to return all material received from the other side and to keep secret and not to use for its purposes all confidential information received in the context of this transaction.


                                   SECTION 9
                                    CLOSING

9.1 Representatives of the Funds and Purchaser shall meet on the fifth banking day following the satisfaction of the Closing Conditions, or on such other day as is mutually agreed between the Funds and Purchaser (the "Closing Date"), in order to close the sale of the Sold Shares contemplated herein in accordance with ss 9.3 ("CLOSING").

9.2 The Closing shall take place at the offices of Hengeler Mueller Weitzel Wirtz in Frankfurt am Main, Bockenheimer Landstra(B)e ss 51, or as such other place as is mutually agreed between the parties.

9.3 At the Closing, Purchaser shall procure evidence that the transfer of the Consideration Stock will be completed, subject to, and simultaneously with the following:

         9.3.1 Delivery by the Funds to Purchaser of the share transfer agreement (Exhibit 5.3) properly executed by the Funds covering all Sold Shares;

         9.3.2 delivery by the Funds of confirmations by their respective custody banks that the Sold Shares are booked as of the Closing Date to the securities accounts specified in ss 5.2 substantially in the form of Exhibit 9.3.2;

         9.3.3 delivery by Sellers to Purchaser of resignation letters of all members of the Supervisory Board of TelDaFax except for one representative for the outside shareholders to be designated by Purchaser.
                  Klose undertakes to take all necessary action to have new Supervisory Board members proposed by Purchaser appointed by the competent court as soon as practically possible;

         9.3.4 delivery by the Funds to Purchaser and by Purchaser to Funds of certificates of Funds and Purchaser, respectively, that the representations and warranties of each of them shall be true and correct in all material respects as of the Closing, or, as the case may be, as of any other point of time specifically mentioned therein. If Funds cannot deliver the certificate because one or more of the representations and warranties have become incorrect, Purchaser is entitled to withdraw from this agreement pursuant to ss 13.4. provided the breach of the representation and warranties constitutes a Material Adverse Event within the meaning of ss 13.4. If the breach does not constitute a Material Adverse Event, Purchaser has the remedies under ss 12;

         9.3.5    execution of the Registration Rights Agreement.


                                   SECTION 10
                                 DUE DILIGENCE

10.1 Giving due consideration to the best interest of TelDaFax and the other shareholders and complying with applicable legal restrictions regarding confidentiality, Sellers prepared a data room which was open for Purchaser in the period from April 25 to May 5, 2000, arranged for a management presentation, allowed Purchaser to obtain certain other information and documentation upon request, gave Purchaser to opportunity to hold interviews with the management of TelDaFax as well as to perform on site visits. Sellers undertake to provide Purchaser with fur-ther information on the TelDaFax Group upon request after the Signing Date of this Agreement to the extent permitted under applicable law.

10.2 For the avoidance of doubt, all information provided to Purchaser and referred to in the due diligence reports of Ernst & Young, Frankfurt and Clifford Chance Pnder, Frankfurt, as delivered and initialled by the parties at the Signing Date or listed in Exhibit 10.2.1, in the Business Plan attached as Exhibit 10.2.2 or explicitly disclosed in this Agreement shall be deemed to have been disclosed to and being known by Purchaser. (the "DISCLOSED INFORMATION").


                                   SECTION 11
                         WARRANTIES AND REPRESENTATIONS

11.1     Funds' Warranties and Representations Regarding their Legal Status

         Apax II, Apax B Fund, Apax D Fund, and AP (the "FUNDS") severally warrant and represent at the Signing Date and at the Closing unless explicitly stated otherwise:

         11.1.1 Apax Funds Nominees Limited holds 6,264,064 shares of TelDaFax as Nominee for B Account and D Account. Apax Funds Nominees Limited has been duly formed and is validly existing in England under the Companies Act 1985.

         11.1.2 Apax II is a limited partnership duly formed and validly existing under the laws of the State of Delaware.

         11.1.3 AP is a partnership (Gesellschaft burgerlichen Rechts) duly formed and validly existing under German Civil Law.

         11.1.4 The Funds have the capacity under the applicable laws and their constitutional documents to enter into this Agreement and to perform their obligations hereunder.

         11.1.5 No approval, authorisation or consent under any contract, applicable law and / or constitutional document is required for the Funds to enter in this Agreement and to perform the obligations hereunder. The execution of this Agreement and the performance of the obligations hereunder will not result in the violation of any contract, law applicable to the Funds or provisions of the respective constitutional documents of the Funds.

11.2     The Funds Representations Regarding U.S. Securities Laws

         The Funds severally represent and warrant at the Signing and Closing
         Date

         11.2.1 The Funds are acquiring the Consideration Stock as contemplated by this Agreement for investment purposes and not with a view toward any distribution thereof.

         11.2.2 No Fund will dispose of any of his or its Consideration Stock, other that pursuant to an effective registration statement of Rule 144 or Rule 144A promulgated by the U.S. Securities Exchange Commission (the "SEC") under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT") (or any similar or analogous rule), unless and until (a) such Fund shall have notified the Purchaser of the proposed disposition and shall have furnished to Purchaser with a statement of the circumstances surrounding the proposed disposition, and (b) if requested by the Purchaser, such Fund shall have furnished the Purchaser with an opinion of counsel reasonably satisfactory in form and substance to the Purchaser and Purchaser's counsel to the effect that (i) such disposition will not require registration under the Securities Act and (ii) appropriate action necessary for compliance with the Securities Act and any applicable U.S. state or local law or non-U.S. law has been taken.

         11.2.3 Each Fund: (a) is an "ACCREDITED INVESTOR" as that term is defined in Regulation D promulgated by the SEC under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his or its prospective investment in the Purchaser; (b) has received all the information requested by him or it from the Purchaser and considered necessary or appropriate for deciding whether to exchange his or its Sold Shares for Consideration Stock; (c) has the ability to bear the economic risks of such prospective investment; and (d) is able, without materially impairing his or its financial condition, to hold the Consideration Stock for an indefinite period of time and to suffer a complete loss of its investment.

11.3     The Funds' Warranties and Representations Regarding TelDaFax

         The Funds warrant and represent severally as follows at the Signing Date and at the Closing unless explicitly stated otherwise:

         11.3.1   Legal Situation

         11.3.1.1 TelDaFax and the Subsidiaries are corporations duly organised and validly existing under the laws of Germany.

         11.3.1.2 Funds have all necessary authority to enter into this Agreement and to implement the transaction contemplated herein.

         11.3.1.3 The statements in ss 2 and ss 3 are correct, true and in no way misleading. The Funds own and have the unrestricted right to sell, vote and transfer the Sold Shares. The Funds do not hold any further shares of, or interest of whatever nature in, TelDaFax other than the Sold Shares and do not have any rights or warrants to acquire further shares of, or interest in, TelDaFax. To the best knowledge of the Funds, no shareholder or group of shareholders exist which holdings exceed 5% of the issued share capital of TelDaFax.

         11.3.1.4 The Sold Shares are free of encumbrances and of all and any rights or obligations whatsoever, which could be asserted by third parties against the Purchaser and / or TelDaFax.

         11.3.1.5 ss.2.2 correctly sets forth the number of shares of TelDaFax issued and outstanding and the number of authorised but not issued shares. There are no outstanding obligations of TelDaFax to repurchase or otherwise acquire outstanding shares. TelDaFax has not issued any securities convertible into or exchangeable for shares of TelDaFax, or any warrants, options or other rights to acquire shares in or from TelDaFax. There are no outstanding obligations of TelDaFax to issue, or any third party rig hts to call for or otherwise acquire, any shares or securities convertible or exchangeable for shares in TelDaFax.

         11.3.1.6 The share capital of TelDaFax is fully paid in; and there are no contributions in kind outstanding except the contributions to be made under the Contribution Agreement. Cash contributions have been made in full, and contributions in kind have been made which fully cover the amount for which the shares are issued, be it either the minimum amount (geringster Ausgabebetrag) or, if the shares are issued for an amount higher than the minimum amount, such higher amount. Contributions have not bee n reduced by repayments.

         11.3.1.7 TelDaFax has good legal title to the shares in the Subsidiaries. The issued shares of the Subsidiaries are fully paid in except as set forth in Exhibit in 11.3.1.7. The shares are free of encumbrances and of any rights or obligations whatsoever which could be asserted by third parties against the Purchaser and /
                   or TelDaFax and / or the respective Subsidiaries. None of the Subsidiaries has distributed profits for the fiscal year 1999 to TelDaFax. To the best knowledge of the Funds, contrib utions have not been reduced by repayments.

         11.3.1.8 Exhibit 11.3.1.8. contains the Articles of Association as presently in force. To the best of knowledge of the Funds no agreements among the shareholders of any company of the TelDaFax Group exist which relate to the constitution or organisation of any company of the TelDaFax Group or the voting of any shares or interests therein.

         11.3.1.9 To the best knowledge of the Funds as of the Signing Date TelDaFax and its Subsidiaries mentioned in ss 3 are not, and have not agreed to become, a party to agreements in the sense of ss 291 seq. AktG, joint venture agreements, co-operation agreements, partnerships or silent partnership agreements or any other similar contractual arrangement except as shown in
                   Exhibit 11.3.1.9.

         11.3.1.10 As of the Signing Date TelDaFax does not have, and has not agreed, to acquire any interest in any legal entity or partnership other than the Subsidiaries. None of the Subsidiaries has an interest in, or has agreed to acquire any interest to any other legal entity or partnership except as provided for in Exhibit 11.3.1.10.

         11.3.1.11 To the best knowledge of the Funds nothing has occurred (including any failure to act) which renders any company of the TelDaFax Group liable to be struck off the commercial register, and no proceedings have been commenced for its liquidation.

         11.3.1.12 To the best knowledge of the Funds there exist no shareholders' resolutions with respect to the TelDaFax Group which amend the Articles of Association or other shareholders' resolutions which require registration with the commercial register which are not registered in the commercial register except as set forth in Exhibit 11.3.1.12.

11.3.2   Financial Situation

         11.3.2.1 TelDaFax has provided Purchaser with copies of the individual financial statements of each member of the TelDaFax Group (the "STAND-ALONE FINANCIAL STATEMENTS") and audited consolidated statements of TelDaFax for the fiscal year ending on December 31, 1999 (the "CONSOLIDATED 1999 FINANCIAL STATEMENTS").

         11.3.2.2 The Consolidated 1999 Financial Statements were prepared according to U.S. GAAP, audited and provided with an unqualified opinion by BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprfungsgesellschaft ("BDO").
                   The Stand-Alone Financial Statements are prepared according to German GAAP.

         11.3.2.3 The Consolidated 1999 Financial Statements and the 1999 Stand-Alone Financial Statements of TelDaFax show a true and fair view of the assets, liabilities and state of affairs as well as the profits and losses of each company of the TelDaFax Group or, as the case may be, of TelDaFax and are prepared on a consistent basis with prior years.

         11.3.2.4 To the best knowledge of the Funds, except for normal and recurring year-end adjustments that are not expected to be material in amount, the unaudited interim financial statements for the first quarter of the fiscal year 2000 (the "INTERIM FINANCIAL STATEMENTS") which have been provided to Purchaser have been prepared in accordance with U.S. GAAP with due care and attention on a consistent basis with previously applied accounting principles and show a reasonably accurate view of the assets , liabilities and state of affairs as well as the profits and losses of the TelDaFax Group as of March 31, 2000 and for the period of January 1, 2000 to March 31, 2000.

         11.3.2.5 To the best knowledge of the Funds no insolvency proceedings or composition proceedings with creditors in or out of court have been applied for or initiated by any member of the TelDaFax Group.

11.3.3   Assets

         11.3.3.1 To the best knowledge of the Funds except for retention of title and other collateral rights arising in the ordinary course of business, and except from statutory liens (gesetzliche Pfandrechte), TelDaFax and its Subsidiaries have good legal title free and clear of any security rights, liens, charges, encumbrances or similar rights (dingliche Rechte) to all assets, reflected in the 1999 Financial Statements plus or minus those assets acquired or disposed of in the ordinary course of busines s since January 1, 2000 (the "ASSETS").

         11.3.3.2 Subject to fair wear and tear and to Exhibit 11.3.3.2 the Assets, taken as a whole, are to the best knowledge of Sellers in good repair and full working order.

         11.3.3.3 To the best knowledge of the Funds Exhibit 11.3.3.3 lists all trademarks and patents and other material intellectual property rights owned and used by the TelDaFax Group. Subject to the best knowledge of the Funds, no employees of TelDaFax Group or any third party has or shall have any rights in respect of any trademarks, patents or other intellectual property rights used by any company of the TelDaFax Group.

         11.3.3.4 Subject to the best knowledge of the Funds, the rights, properties and other assets (whether tangible or not) presently owned or leased by or licensed to TelDaFax or any Subsidiary include all rights, properties and other assets necessary to permit them to properly conduct their business according to usual business standards from companies in the telecommunications industry in Germany. To the best knowledge of the Funds, no tangible assets, including all real property and premises used by t he TelDaFax Group in the conduct of its business are charged with any environmental damage.

         11.3.3.5 The TelDaFax Group does not own real property.

11.3.4   Liabilities

         11.3.4.1 To the best knowledge of the Funds and except as set forth in
                  Exhibit 11.3.4.1 as of December 31, 1999 there were no liabilities of TelDaFax and its Subsidiaries which were not sufficiently provided for in the Consolidated 1999 Financial Statements or the Stand-Alone Financial Statements and as of March 31, 2000 there were no liabilities of TelDaFax and its Subsidiaries which were not sufficiently provided for in the Interim Financial Statements.

         11.3.4.2 To the best knowledge of the Funds and except as set forth in
                  Exhibit 11.3.4.2, since March 31, 2000, TelDaFax and the Subsidiaries have not incurred any liabilities or obligations other than in the ordinary course of business consistent with past practice.

11.3.5   Conduct of Business, Governmental approvals, licenses and permits

         11.3.5.1 To the best knowledge of the Funds the business of TelDaFax and its subsidiaries is and has been materially conducted in accordance with all applicable laws, mandatory rules or requirements of any governmental body or any other authority, and it is and has been conducted in accordance with all applicable laws, mandatory rules or requirements of any governmental body or any other authority in the area of telecommunications. To the best knowledge of the Funds TelDaFax and its Subsidiaries a nd their respective entities have been complied with and discharged all material obligations (including for this purpose all and any securities laws, regulations or ordinances as applicable to TelDaFax, including without limitation the rules, regulations and other requirements applicable to stocks listed on the Frankfurt and EASDAQ stock exchanges, whether material or otherwise) which they are subject to, whether arising under the law, the Articles of Association, an agreement or otherwise.

         11.3.5.2 To the best knowledge of the Funds all members of TelDaFax Group are in possession of all the governmental approvals, licenses and permits necessary and relevant for operating its respective business, as it currently exists. To the best knowledge of the Funds there are presently no apparent indications which could form the basis of a complete or partial revocation of the approvals, licenses or permits. To the best knowledge of the Funds the conditions (Auflagen) accompanying those approvals have been complied with.

                           11.3.5.3 To the best knowledge of the Funds all
                                    members of TelDaFax Group have in place all contractual agreements necessary to provide the services which they are offering. Except as provided for in Exhibit 11.3.5.3 and subject the best knowledge of the Funds during the 12 months ending on the Signing Date, none of the contractual parties from which TelDaFax is receiving services or equipment for its operations has ceased, or informed any member of the TelDaFax Group that it shall cease, rendering the services or supplying the equipment which it is currently providing or delivering or informed TelDaFax Group of its intention to materially alter the terms for providing such services or supplying the equipment.

                           11.3.5.4 To the best knowledge of the Funds all
                                    members of TelDaFax Group have complied, in all material respects, with all requirements, including, but not limited to, information requirements under any Material Agreement. If such agreement also contains a requirement of the other contractual party to consent to the transaction contemplated by this Agreement, all necessary consents are listed in Exhibit 11.3.5.4 and will have been obtained prior to the Closing. To the best knowledge of the Funds neither the execution of this Agreement nor the conclusion of any other matter contemplated herein constitutes a breach of any Material Agreement or will entitle any contractual party to a Material Agreement to terminate, modify or to reduce any such Material Agreement.

                           11.3.5.5 To the best knowledge of the Funds the
                                    TelDaFax Group has not received any
                                    investment grants or other subsidies from any public authority which may become repayable in case of failure to comply with the conditions upon which they were granted.

                  11.3.6   Litigation

                           11.3.6.1 To the best knowledge of the Funds and
                                    except for litigation with a value
                                    (Gegenstandswert) of less than(e)100,000 in the individual case or per series of claims having the same cause or basis and the litigation listed in Exhibit 11.3.6.1, the companies of TelDaFax Group are not involved in, nor do they have any knowledge of any threatened or imminent court proceedings (including arbitration) either as plaintiff or defendant. Except for the proceedings listed in Exhibit 11.3.6.1 and subject to the best knowledge of the Funds, there are no pending or threatened administrative proceedings or investigations of authorities against the companies of TelDaFax Group. To the best knowledge of the Funds there are no circumstances which could give rise to such court or administrative proceedings.

                           11.3.6.2 To the best knowledge of the Funds TelDaFax
                                    and its Subsidiaries do not infringe
                                    intellectual property rights of third
                                    parties and third parties do not infringe intellectual property rights owned by TelDaFax Group.

                  11.3.7   Employees

                           11.3.7.1 To the best knowledge of the Funds and
                                    except for the employees listed in Exhibit
                                    11.3.7.4, the employment contracts of the employees of TelDaFax correspond in all material aspects to the standard forms attached as Exhibit 11.3.7.1.

                           11.3.7.2 No employment agreement of TelDaFax
                                    employees is subject to any collective
                                    bargaining agreements (Tarifvertrage) and shop agreements (Betriebsvereinbarungen).
                                    There is no company pension scheme in force.
                                    Except for the works council at the Bonn and Marburg sites of TelDaFax, the employees of

                                    TelDaFax have not formed a works council
                                    (Betriebsrat) as of the Signing Date.

                           11.3.7.3 During the last 12 months ending on the
                                    Signing Date there were no works stoppages, strikes or other disruptions by employees of TelDaFax or of any of is Subsidiaries.

                           11.3.7.4 To the best knowledge of the Funds except
                                    for the employees listed in Exhibit 11.3.7.4 there are no employment contracts with employees, managing directors or board members providing for a total annual compensation of more than (e) 75,000. No employees' stock option plan has been, or will be implemented until Closing neither is the Company under an obligation to implement a stock option plan.

                           11.3.7.5 To the best knowledge of the Funds as of the
                                    Signing Date no key employee has terminated or has threatened to terminate his / her employment with any company of the TelDaFax Group since January 1, 2000 except for the employee listed in Exhibit 11.3.7.5.

                           11.3.7.6 To the best knowledge of the Funds TelDaFax
                                    has not more than 312 employees and the
                                    Subsidiaries in the aggregate have not more than 198 employees.

                           11.3.7.7 To the best knowledge of the Funds TelDaFax
                                    and the Subsidiaries are not engaged in
                                    temporary employment (Arbeitnehmeruberlas-sung), neither as a firm hiring out temporary workers nor as a firm borrowing employees.

                  11.3.8   Tax

                           To the best knowledge of the Funds the companies of TelDaFax Group have and / or, as appropriate, will have duly and timely filed all tax returns and all other forms and documents relating to taxes or other public levies (including, but not limited to, notifications regarding social security contributions) required under applicable law to be filed on or before Closing. To the best knowledge of the Funds no tax or social security authority has notified the TelDaFax Group of any alleged inaccuracy or incompleteness or proposed any rectification of such forms or other documents or has threatened any company of the TelDaFax Group with any legal or administrative proceedings in relation thereto. All taxes, ancillary fiscal obligations an all other public levies, including, but not limited to, social security contributions and withholding taxes levied under any applicable law, due and payable on or before Closing, whether on its own account or on account of any third party, have and / or, as appropriate, will have been timely paid. All taxes due and payable on or before December 31, 1999 have been appropriately recorded in the books and records of the appropriate companies and are appropriately reflected in the 1999 Consolidated Financial Statements or any financial statements of the relevant company in the TelDaFax Group and, where not paid, have been reflected as provisions in the Consolidated 1999 Financial Statements.

                  11.3.9   Insurance Policies

                           Sellers have given Purchaser the opportunity to verify the contents of the insurance policies. To the best knowledge of the Funds there are no other insurance policies than those contained in the disclosing information. To the best knowledge of the Funds all insurance premiums under the insurance policies have at all times been paid fully and in a timely manner. To the best knowledge of the Funds there are no outstanding claims in excess of (e) 250,000 by the TelDaFax Group against any insurance. To the best knowledge of the Funds no insurance company has threatened to terminate or initiated termination of the insurance policies.

                  11.3.10  Changes since January 1, 2000

                           To the best knowledge of the Funds the business of TelDaFax Group has been managed and run using the same methods and in a manner consistent with former management techniques so as to ensure continuity of the business and none of the following events haven occurred since January 1, 2000 (except for the events listed in Exhibit 11.3.10):

                           11.3.10.1  A material adverse change in the
                                      financial situation and / or in the
                                      assets and liabilities shown in the
                                      Consolidated 1999 Financial
                                      Statements of the TelDaFax Group and
                                      the Interim Financials Statements or
                                      any event that could cause or
                                      constitute a material adverse change
                                      (including, but not limited to,
                                      contingent liabilities);

                           11.3.10.2 damages or losses being incurred or suffered by any company of the TelDaFax Group the amount of which exceeds (e) 250,000 in the individual case or (e) 1,000,000 in the aggregate;

                           11.3.10.3  transactions outside the ordinary
                                      course of business;

                           11.3.10.4  payments of hidden dividends
                                      (verdeckte Gewinnausschuttung).

                  11.3.11  Relations to the Funds

                           11.3.11.1  Neither any of the Funds nor any
                                      affiliates or related parties
                                      thereof has granted any loans to
                                      TelDaFax or any of the Subsidiaries
                                      which are still outstanding and
                                      there are no other
                                      agreements between any of the Funds,
                                      affiliates or related parties
                                      thereof with TelDaFax or any of the
                                      Subsidiaries.

                           11.3.11.2  Neither TelDaFax nor any of the
                                      Subsidiaries has any outstanding
                                      payment claims against, or payment
                                      obligations to any of the Funds or
                                      any affiliates or related parties
                                      thereof.

                           11.3.11.3  Neither TelDaFax nor any of the
                                      Subsidiaries has assumed or is
                                      liable for any obligations of any of
                                      the Funds or any affiliates or
                                      related parties thereof.

                  11.3.12  Material Agreements

                           To the best knowledge of the Funds all Material Agreements have been disclosed as part of the due diligence process as described in Section
                           10.1. For the purposes of this provision, the term "MATERIAL AGREEMENTS" shall refer to any agreement, contract or commitment relating to or binding upon any company of the TelDaFax Group, its business or its properties which (i) calls, whether as an actual or contingent liability, for the payment or re-payment by any company of the TelDaFax Group of (e) 500,000 or more in any 12 month period, or (ii) the delivery by any company of the TelDaFax Group of goods or services with a fair market value of (e) 500,000 or more in any 12 month period, or (iii) provides for any company of the TelDaFax Group to receive any payments, or any property with a fair market value of
                           (e) 500,000 or more in any 12 month period, or (iv) which is not terminable by the relevant company in the TelDaFax Group, without payment, on less than 12 months' period or (v) which can be adversely or terminated as an effect of any of the transactions contemplated herein or (vi) which restricts the ability of any company in the TelDaFax Group to compete geographically or in any particular line of business or (vii) which must be deemed, using a sound commercial judgement, material for the business of the TelDaFax Group. To the best knowledge of Sellers none of the companies of the TelDaFax Group is in violation or breach of or default under any Material Agreement, is any other party to any such contract in violation or breach or other default under any such contract except for Deutsche Telekom.

         11.4     Purchaser's Warranties and Representations

                  Purchaser warrants and represents as follows:

                  11.4.1 Purchaser has been duly incorporated and is an existing corporation under the laws of Delaware.

                  11.4.2 Purchaser has all necessary authority to enter into this Agreement and the Registration Rights Agreement and to implement the transactions contemplated herein and therein.

                  11.4.3 All of the issued shares of capital stock of the Purchaser have been duly and validly authorised and issued and are fully paid and non-assessable.

                  11.4.4 The Consideration Stock has been duly and validly authorised and, when issued and delivered as provided herein, will be duly and validly issued and fully paid and non-assessable and upon effectiveness of the shelf registration statement, duly listed and admitted for trading on the Nasdaq Stock Market's National Market.

                  11.4.5 The holders of the issued and outstanding shares of capital stock of Purchaser are not entitled to pre-emptive or other rights to acquire the shares of Consideration Stock to be acquired by Sellers pursuant to this Agreement.

                  11.4.6 In issuing and selling the Consideration Stock to the Sellers as contemplated herein, complying with all of the provisions of this Agreement and consummating the transactions contemplated herein, Purchaser has complied with and discharged all material obligations to which it is subject, whether arising under law, its Articles of Incorporation, an agreement or otherwise subject to the matters set forth on Exhibit 11.4.7 and obtaining the consents listed on Exhibit 11.4.6.

                  11.4.7 Except as provided for in Exhibit 11.4.7, no consent, approval or filing of or with any U.S. federal or state governmental agency is required for the issue and sale of the Consideration Stock to the Sellers or consummation of the transactions contemplated herein other than the registration of the Consideration Stock under the Securities Act.

         11.5     Klose's Warranties and Representations

                  Klose warrants and represents at the Signing Date in the form of an independent guarantee:

                  11.5.1   Klose holds 2,756,200 shares of TelDaFax.

                  11.5.2 No approval, authorisation or consent under any contract and / or applicable law is required for Klose to enter in this Agreement and to perform the obligations hereunder. The execution of this Agreement and the performance of the obligations hereunder will not result in the violation of any contract and / or law applicable to Klose.


                                   SECTION 12
                                    REMEDIES

         12.1 If a warranty or representation given by the Funds in ss. 11 is incorrect at the Signing Date or at the Closing ("BREACH OF WARRANTY"), the Funds shall indemnify Purchaser against the loss, damage, cost or expense (the "LOSS") suffered or incurred by Purchaser as follows: (i) in the event the Loss suffered is attributable to a diminution in the value of the TelDaFax Group, the amount of the Loss for which the Purchaser shall be indemnified by the Sellers shall equal 33.05% of the aggregate diminution in the value of the TelDaFax Group; and (ii) in the event that Purchaser is able to show that the Loss suffered by Purchaser is attributable to other than diminution in the value of the TelDaFax Group then Sellers shall indemnify Purchaser against 100% of such Loss. As long as and to the extent that Sellers are holders of the shares of Consideration Stock received pursuant hereto indemnification within the meaning of this section shall be satisfied by transferring such shares of Consideration Stock back to Purchaser having a value equal to the loss. Thereafter or to the extent Losses are not covered by retransfer of such shares of Consideration Stock Sellers shall indemnify Purchaser by way of a cash payment. For purposes of discharging the indemnification obligation the shares of Consideration Stock shall be deemed to have a value which is equal to the closing quotation on the Nasdaq National Market on the Signing Date.

         12.2 The Purchaser shall only be entitled to assert claims under this ss. 12 if they exceed (together with any claims for indemnification under ss. 13.4) the amount of (e) 1,750,000 in the aggregate, but then only for the exceeding amount.

         12.3 All claims under this ss. 12 based on a Breach of Warranty shall be limited in the aggregate to an amount equal to 33% of the Consideration Stock or, in case of indemnification by way of payment in cash, its value as of the Signing Date.

         12.4 The foregoing basket (ss. 12.2) and cap (ss. 12.3) shall not apply to a Breach of Warranty of ss.ss. 11.1, 11.2, 11.3.1.3, 11.3.1.4, 11.3.1.5, 11.3.1.7 and 11.5 or in cases where
                  Purchaser is able to show that a Breach of Warranty was known to the Funds at the Signing Date, but not disclosed, provided however that the liability of the Funds can never exceed the value of the Consideration Stock received as of the Signing Date.

         12.5 Any claim of the Purchaser under this ss. 12 is excluded if and to the extent that:

                  12.5.1 the Loss has been compensated to the Purchaser or to the applicable company of the TelDaFax Group, as the case may be, by virtue of an existing insurance policy net of any increase in premiums arising, or likely to arise, out of the payment of such compensation;

                  12.5.2 the damage arising from the Breach of Warranty has been compensated to the Purchaser or to the applicable company of the TelDaFax Group, as the case may be, by a third party other than an insurance company;

                  12.5.3 the circumstances constituting the Breach of Warranty have been known to the Purchaser before the Signing Date by means of the Disclosed Information;

                  12.5.4 the Breach of Warranty is directly and adequately caused by a change after the Closing of the corporate or tax structure or the accounting policies of TelDaFax and its Subsidiaries;

                  12.5.5 the Breach of Warranty is directly and adequately caused by an action or omission (in both cases outside the ordinary course of business) after the Closing of the Purchaser, TelDaFax or its Subsidiaries or any other person whose action or omission is attributable to the Purchaser within the meaning of Section 278 BGB;

                  12.5.6 the Breach of Warranty has the effect of decreasing the tax burden of the Purchaser or TelDaFax or its Subsidiaries, by way of any final tax savings, provided that there are no offsetting tax detriments;

                  12.5.7 reserves contained in the Consolidated 1999 Financial Statements expressly and specifically identified and established for purposes of such Loss - to the extent not reduced or otherwise used prior to the Closing -, which are used or can be used pursuant to U.S. GAAP to offset such Loss provided however that if risk materialises for which such reserves were made, but such reserves were not sufficient to offset the Loss incurred, Purchaser is entitled to claim the exceeding amount as Loss.

         12.6 In case of a claim under ss. 11.3.8 (Tax), the following limitations apply in addition to the provisions of the preceding subsections 12.1 to 12.5:

                  12.6.1 If and to the extent that in a tax audit (Steuerliche Au(beta)enprufung) the profits for tax purposes are increased (for example as a result of non-recognition of deprecations or provisions), but such increase will lead to a decrease of profits for tax purposes in later years (tax accelerations), the amount payable to Purchaser under 12.1 shall be limited to the financing cost of the additional tax liability beginning on the date on which the additional tax liability becomes due pursuant to the relevant tax assessment up to the time when the tax decreasing effects - if applicable on a pro rata basis - realises, whereby the financing cost shall be calculated on the basis of an interest rate of 5% p.a. above the - basic interest rate (Basiszinssatz) relevant for that period of time.

                  12.6.2 If and to the extent that additional corporate income tax is payable by TelDaFax or any of its Subsidiaries and as a result the equity available for distribution which is subject to corporate income tax (mit Korperschaftsteuer belastetes verwendbares
                           Eigenkapital) is increased, such additional taxes are not deemed to constitute a damage to the extent of the corresponding corporate tax credit including the reduction amount (Minderungsbetrag) which is realised at the time of distribution; this restriction shall only apply if and to the extent that the Sold Shares are held by an entity which is entitled to the corporate income tax credit.

         12.7 Notwithstanding the foregoing subsections 12.1 and 12.5 and 12.6, the general principles pursuant to ss.ss. 249 seq. and 254 BGB regarding the calculation and assessment of reimbursable damages and the duty to mitigate damages remain unaffected.

         12.8 To the extent that representations and warranties are qualified by reference to the best knowledge of the Funds, the knowledge has to be established of the Funds separately.

                  To establish knowledge of the Funds: the knowledge of the following members of the Supervisory Board of TelDaFax:
                  Messrs. Halusa and McMonigall.

         12.9 The Funds are not jointly liable for any damage payable to the Purchaser, but only severally on a pro rata basis according to the Relevant Percentage of the Consideration in ss. 6.4 (Consideration Stock). The cap pursuant to ss. 12.3 shall be allocated in the same manner and applied on a pro rata basis for each the Funds.

         12.10 The statute of limitations for claims for Breach of Warranty shall be as follows:

                  12.10.1 Claims for legal defects (Rechtsmangel) within the meaning of section 434 German Civil Code relating to the Sold Shares shall be barred in accordance with the applicable provisions of German law;

                  12.10.2 all other claims excepts under ss. 11.2.8 (Tax) shall be barred after eighteen months from Closing;

                  12.10.3 claims under ss. 11.2.8 (Tax) shall be barred six months after the right of the competent authority to asses or to change the relevant tax assessment for the period up to December 31, 1999 ended, however, in any case not prior to the end of the time limits set forth in sub-section 12.10.1 and 12.10.2 with the exception of claims under ss. 11.2.8 resulting from the fact that persons who were treated by TelDaFax at the Signing Date as free agents (Handelsvertreter) have to be treated as employees for tax and/or social security purposes pursuant to binding decisions of competent authorities shall be barred after twelve months from Closing.

                  The statute of limitations shall be interrupted (unterbrochen) or extended (gehemmt) in accordance with the applicable provisions of German law. In case of interruption the new statute of limitations beginning after the end of the interruption (section 217 German Civil Code) shall be 6 months; provided, however, that the period prior and after the interruption in the aggregate shall not be less than eighteen months.

         12.11 Indemnifications by the Funds made according to this ss. 12 constitute in the relationship between Funds and Purchaser a reduction of the value of the Consideration Stock and, to the extent they are made directly to a corporation belonging to the TelDaFax Group, in the relationship between Purchaser and the relevant corporation a capital contribution (Einlage).

         12.12 The Funds intend to take out insurance policies providing coverage for such amounts as could be payable by the relevant Fund to Purchaser in respect of any breach and warranties set forth in ss. 11. The Funds herewith assigns any claims under such insurance policies, provided that the mere fact of the assignment of such claims does not affect the obligations of the Funds under this Section 12. The Funds undertake to provide Purchaser with the relevant information and documentation, if they take out the insurance policies and to make all necessary payments thereunder and keep them in full force and effect as long as payment obligations of the Funds to Purchaser subsist. To the extent Purchaser receives payments under the insurance policies, its claims for Breach of Warranties are reduced by such payments. Any limitations on claims of Purchaser as set forth in ss. 12 remain uneffected.


                                   SECTION 13
                           EXCLUSION OF FURTHER CLAIMS

         13.1 The provisions of ss.ss. 11 and 12 of this Agreement represent the full and entire agreement of the parties with regard to the consequences of a violation of any representations and warranties of the Sellers.

         13.2 Any further claims of the Purchaser and the Sellers relating to this Agreement and the transactions contemplated herein for a reduction of the Purchase Price, rescission of the Agreement, payment of damages or otherwise, whether on the basis of violation of pre-contractual duties of care (culpa in contrahendo), voidability (Anfechtbarkeit) at any other cause of action, shall be excluded.

         13.3 Claims based on deliberate misconduct (vorsatzliches Handeln) are not limited by any of the provisions of this Agreement.

         13.4 Subject to ss. 13.6 below, Purchaser shall be entitled (without penalty or liability) to withdraw from this Agreement including the Klose and A+M Put and Call Optionprior to Closing if any of (but limited to) the following material adverse events ("MATERIAL ADVERSE EVENT") should occur:

                  13.4.1 any of the representations of warranties given in ss.ss. 11.1, 11.2, 11.3.1, 11.3.2.3, 11.3.2.4,
                           11.3.2.5, 11.3.12 and 11.5 being or becoming
                           incorrect;

                  13.4.2 any of the approvals, licences or permits necessary and relevant for TelDaFax to continue the business activities as they existed on the Signing Date being revoked after the Signing Date;

                  13.4.3 TelDaFax entering into a Material Agreement outside the ordinary course of business consistent with past practice, or entering into or agreeing to enter into any contracts or arrangements or the type referred to in ss.ss. 11.2.1.9 and 11.2.1.10. without consent of Purchaser after the Signing Date;

                  13.4.4 there having occurred after the Signing Date any event, fact or circumstance that, individually or when considered with any other matter or event, fact or circumstance (including, without limitation, any of the other matters listed in this subsection 13.4), would make or be likely to make a reasonable purchaser, willing to buy the Sold Shares for the consideration and on the terms set out in this Agreement taking into account any diminution in the value of the Consideration Stock from the Signing Date (the "REASONABLE PURCHASER"), to seek a reduction in the value of such consideration in an amount equal to or exceeding 33% of the value of the Consideration Stock as of the Signing Date, provided however that in themselves none of the following events will (in and of themselves) be considered as constituting a material adverse event for these purposes: (i) a fall in the listed stock price of TelDaFax on the Neuer Markt of the Frankfurt Stock Exchange and / or EASDAQ, (ii) a change in the economic situation in Germany or the condition of the financial markets in general (iii) a change in the services and pricing of competitors of TelDaFax to any third party and (iv) changes in applicable laws and/or regulations.

                  13.4.5 failure of Sellers and /or TelDaFax to perform or comply with any of the covenants or agreements contained herein required to be performed, or complied with, at or prior to the Closing, which failure, individually or when considered with any other such failures or any of the other matters listed in this subsection 13.4, would make or be likely to make a Reasonable Purchaser to seek a reduction in the value of such consideration in an amount equal to or exceeding 33% of the Consideration Stock as of the Signing Date; provided, however, that in the event that a matter or matters of the type described in this ss. 13.4.5 (notwithstanding the 33% qualification contained therein) arises or occurs and, due to the fact that such 33% qualification has not been satisfied. Purchaser is not entitled to withdraw from this Agreement pursuant to this ss. 13.4, then Sellers and/or TelDaFax as applicable undertake to indemnify Purchaser against such Loss.

         13.5 Subject ss. 13.6 below, the Sellers shall be entitled (without penalty or liability) to withdraw from this Agreement prior to the Closing if any of (but limited to) the following material adverse events should occur after the Signing Date which should be deemed for the purpose of ss. 8.1.4 to also constitute Material Adverse Events:

                  13.5.1 any of the warranties given in ss. 11.4 being or becoming incorrect in any material respects;

                  13.5.2 any of the material approvals, licences or permits necessary and relevant for Purchaser and its affiliates to continue the business activities as they existed on the Signing Date being revoked;

                  13.5.3 there having occurred after the Signing Date any event that, individually or when considered with any other matter or event, would make or be likely to make a reasonable purchaser, willing to buy the Consideration Stock in exchange for the Sold Shares and on the terms set out in this Agreement taking into account any diminution in the value of the Sold Shares from the Signing Date, to seek a reduction in the value of such consideration in an amount equal to or exceeding 33% of the value of the Consideration Stock as of the Signing Date, provided however that in themselves none of the following events will be considered as constituting a material adverse event for these purposes: (i) a fall in the listed stock price of World Access on the Nasdaq National Market,
                           (ii) a change in the economic situation in the United States or the condition of the financial markets in general or (iii) changes in applicable laws and/or regulations.

         13.6 In case of any of the above material adverse events, each party upon becoming aware of the same shall forthwith inform all other parties. The parties undertake to negotiate in good faith for two weeks to amend this Agreement so that it becomes acceptable to both Sellers and Purchaser under the changed circumstances before exercising its right to withdraw. Sellers may only jointly exercise the right to withdraw pursuant to ss. 13.5 by notifying Purchasers accordingly.


                                   SECTION 14
                                   INFORMATION
                             CONDUCT OF PROCEEDINGS
                                 ACCESS TO FILES

         14.1 Upon making a claim under this Agreement, Purchaser shall use all reasonable endeavours to procure that the Funds are informed, and are kept informed, promptly and fully of all circumstances involving such claim of Purchaser against the Funds hereunder, and shall make available to the Funds copies of all relevant documents. Purchaser shall give the Funds opportunity to take part at their own expense in all relevant meetings and negotiations. As between Purchaser and the Funds, a settlement (Vergleich), waiver (Verzicht) or acknowledgement (Anerkenntnis) by Purchaser or any corporation belonging to TelDaFax Group shall not contribute evidence for the factual situation or legal position underlying the compromise, waiver or acknowledgement.

         14.2 If and as far as circumstances could give rise to a claim of Purchaser against the Funds hereunder, Purchaser shall use all reasonable endeavours to procure that the Funds are informed of any reports, written opinions given by the tax authorities in connection with the tax audit before the final meeting (Schlu(beta)bericht) and are given the opportunity to take part at their own expense in all meetings with the tax authorities in the context of tax audits and tax assessments relating to period until December 31, 2000, as well as to present their position to the tax authorities in writing. If Purchaser or TelDaFax or any of its Subsidiaries intend to give any written statements to tax authorities referring to periods until December 31, 2000 and relevant for the Funds' position, Purchaser undertakes to inform the Funds in time of such intent so that the Funds can review the intended statements and comment thereon.

                  Upon request and at cost of the Funds, Purchaser shall use all reasonable efforts to procure that all available remedies are used against tax assessments assessing taxes for the period until December 31, 2000, which could result in a claim of Purchaser against the Funds. To the extent remedies cannot be sought in time for reasons of delayed transmission of tax assessments and other documents to the Funds, claims of the Purchaser in respect of the additional tax liability which was to be contested by such remedy shall be excluded. Court proceedings shall be conduced jointly by Purchaser and the Funds, and sentences 1 and 2 of this subsection 14.2 shall apply mutatis mutandis. Purchaser shall use all reasonable efforts to procure that a settlement, waiver or acknowledgement is not entered or not declared into except with the consent of the Funds.

         14.3 Purchaser shall procure that the Funds are granted reasonable access on reasonable notice to all files, documents and information directly relating to tax assessments against the Funds or affiliates of the Funds, or which are otherwise reasonably required by the Funds.

         14.4 It is agreed that the provisions of this ss. 14 shall not apply so as to require the Purchaser to provide any information or documentation or allow the Funds access to any meetings or negotiations where, to do so, would in Purchaser's reasonable opinion be, or might be, unlawful or detrimental to its legitimate commercial interest or those of any affiliated company (including all and any members of the TelDaFax Group).

                                   SECTION 15
                CONDUCT OF THE BUSINESS UNTIL TRANSFER OF SHARES

         15.1. The Funds, A+M and Klose shall use their best endeavours to procure (including, without limitation, by voting any shares over which they have control) that (i) the business of TelDaFax Group is continued in the ordinary course of business in the period between signing of this Agreement and the Closing and the Purchaser has appropriate access to the management of TelDaFax Group during this period of time, that
                  (ii) no steps are taken by TelDaFax which are, or could be, using a sound commercial judgement, detrimental to the transaction contemplated by this Agreement and that (iii) no action is taken by TelDaFax which would require shareholders' or supervisory board's approval.

         15.2 TelDaFax undertakes not to acquire directly or indirectly any interest in any legal entity or partnership other than the Subsidiaries without the consent of the Purchaser which shall not be unreasonably withheld.

         15.3 TelDaFax undertakes not to become a party to agreements in the sense of ss.ss. 291 seq. AktG, joint venture agreements, co-operation agreements, partnerships or silent partnership agreements or any other similar contractual arrangement and to procure that the Subsidiaries do not enter into any of those agreements without the consent if the Purchaser which shall not be unreasonably withheld.

         15.4 TelDaFax undertakes not to enter into, or terminate or materially amend, any Material Agreement without the consent of Purchaser which shall not be unreasonably withheld.

                                   SECTION 16
               CONFIDENTIALITY/PUBLIC ANNOUNCEMENT/TAKE-OVER CODE

         16.1 The parties will keep the contents of this Agreement and any information provided in connection with the transaction contemplated hereunder confidential. Any public announcement including, but not limited to an announcement pursuant to the WpHG (Wertpapierhandelsgesetz = Securities Trading Act) and / or press statement to be made after the Signing Date shall be agreed between the parties in advance.

         16.2 Notwithstanding the foregoing, the Purchaser shall be entitled to make, without the consent of any Seller, any such disclosures or announcements as may be required by law or by any regulatory, governmental or other authority (including the U.S. Securities Exchange Commission and Nasdaq National Market) in connection with the transactions contemplated hereunder.

         16.3 After the Closing, the Funds and Purchaser will comply with the notification duties pursuant to ss. 20 Stock Corporation Act and ss. 21 Securities Trading Act, to the extent applicable.

         16.4 It is the current intention of the Purchaser to comply with the Take-Over Code of the Exchange Expert Commission, as amended. Purchaser agrees subject to ss. 8 to launch a tender offer (the "TENDER OFFER") for all the shares of TelDaFax as soon as reasonably practicable pursuant to which each share of TelDaFax would receive 1.025 shares of World Access Common Stock ("EXCHANGE RATIO") conditioned upon receipt of all necessary approvals (including, without limitation, approval of the shareholders of Purchaser) and registration of the shares of the World Access Common Stock to be issued in the Tender Offer.

         16.5 The Funds and A+M undertake not to sell, pledge, hypothecate, or otherwise transfer any shares of TelDaFax stock owned or controlled by them directly or indirectly (including any shares acquired after the date hereof), except pursuant to this Agreement. If, after the Closing, the Funds decide to sell their shares in Purchaser, Purchaser and the Funds agree to co-operate in an effort to have such shares sold institutionally rather than on the open market.

                                   SECTION 17
                               PUT AND CALL OPTION

         17.1 Klose can exercise the Klose Put Option in up to three instalments by giving written notice to Purchaser in accordance with ss. 26 in the period beginning on the signing Date and ending on December 31, 2001. Upon receipt of the notice a purchase contract is deemed to be entered into with the following terms:

                  17.1.1 In exchange for each Option Share sold, the Purchaser shall issue the number of World Access Common Stock as provided for in ss. 6.2.

                  17.1.2 If the Put Option is exercised prior to the Closing Klose shall be deemed to give the same representations and warranties as the Funds in ss. 11, provided that all references to the Funds are deemed to be refer to Klose and all references to the Sold Shares are deemed to refer to the Klose Option Shares. ss.ss. 12, 13.1 to 13.3 and 14 shall apply accordingly, in particular (i) the relevant percentage in ss. 12.1 shall be equal to the percentage of the share capital sold, (ii) and the statute of limitations shall run from the Option Closing and (iii) the knowledge of all members of the Board of Management of TelDaFax Messrs. Klose, Legner, Meier shall be attributed to Klose. If the Put Option is exercised after the Closing Klose shall be deemed to give only the representation in ss. ss. 11.3.1.2, 11.3.1.3 sentence 2, 11.3.1.4 and
                           ss. 11.2.

                  17.1.3 The sale under the Put Option shall be closed as soon as the Purchaser can deliver the Consideration Stock but in no event earlier than the Closing (the "PUT OPTION CLOSING"). If the Purchaser has enough authorized shares the Put Option Closing shall take place within three business days after receipt of the exercise notice.

                  17.1.4 At the Put Option Closing Purchaser shall procure evidence that the transfer of the Consideration Stock for the respective number of Option Shares will be completed, subject to, and simultaneously with the following:

                           17.1.4.1   Delivery by Klose to Purchaser of
                                      the share transfer agreement in the
                                      form of Exhibit 5.3 properly
                                      executed by the Klose covering all
                                      Option Shares sold;

                           17.1.4.2 Delivery of Klose of confirmation by its custody banks that the sold Option Shares are booked as of the Put Option Closing to the securities account specified in ss. 5.2 substantially in the form of Exhibit 9.3.2;

                           17.1.4.3 If the Put Option is exercised prior to the Closing, delivery by Klose to Purchaser and by Purchaser to Klose of certificates of the Funds and Purchaser, respectively, that the representations and warranties of each of them shall be true and correct in all material respects as of the Put Option Closing, or, as the case may be, as of any other point of time specifically mentioned therein.

         17.2 Purchaser can exercise the Klose Call Option in the period between July 1, 2002 until December 31, 2002. To exercise the Klose Call Option Purchaser has to give written notice to Klose. The Klose Call Option can only be exercised once. If exercised, an agreement to sell all Klose Option Shares Klose is holding at the time of receipt of the notice shall be deemed to be entered into between Klose and the Purchaser upon the following terms:

                  17.2.1 In exchange for each Option Share sold the Purchaser shall issue the number World Access Common Stock as provided in ss. 6.2.

                  17.2.2 Klose shall be deemed to give the representations in ss.ss. 11.3.1.2, 11.3.1.3 sentence 2, 11.3.1.4, 11.2 and 11.5 and to represent that he holds no shares in TelDaFax other than the Option Shares he is selling as of the Call Option Closing.

                  17.2.3 The sale under the Call Option shall be closed as soon as the Purchaser can deliver the Consideration Stock (the "CALL OPTION CLOSING"). If the Purchaser has enough authorized shares, the Call Option Closing shall take place within five business days after receipt of the exercise notice.

                  17.2.4 At the Call Option Closing Purchaser shall procure evidence that the transfer of the Consideration Stock for the respective number of Option Shares will be completed, subject to, and simultaneously with the following:

                           17.2.4.1   Delivery by Klose to Purchaser of
                                      the share transfer agreement in the
                                      form of Exhibit 5.2 properly
                                      executed by the Klose covering all
                                      Option Shares sold;

                           17.2.4.2 delivery of Klose of confirmation by its custody banks that the sold Option Shares are booked as of the Call Option Closing date to the securities account specified in ss.
                                      5.2 substantially in the form of
                                      Exhibit 9.2.2;

         17.3 Purchaser undertakes to use reasonable efforts to assist Klose with finding buyers for the Consideration Stock owned by him following the Put Option or Call Option Closing in order to obtain liquid means to cover Klose's personal tax arising from such sales.

         17.4 Klose may not, and will not enter into any Agreement to, sell, pledge, hypothecate or otherwise transfer any of the Option Shares except in accordance with the terms of this Section 17.4.

                  17.4.1 In the event Klose desires to sell any of the Option Shares and has received a bona fide written offer from an unrelated third party (the "OFFEROR") Klose shall be entitled to sell such Option Shares to the Offeror only in accordance with this Section 17.4.1:

                           (a) Klose shall give written notice (the "SALES NOTICE") of his intention to sell such Options Shares to the Purchaser. The Sales Notice shall be accompanied by a copy of the written offer from the offeror containing the terms of the proposed purchase. The Sales Notice shall include the identity of the Offeror, the number of Option Shares to be sold, the purchase price and the terms of payment. The Purchaser may elect to purchase all of such Option Shares on the terms set forth in the Sales Notice by giving written notice to Klose within ten days from the date of the receipt of the Sales Notice.

                           (b) If Purchaser does not elect to purchase such Option Shares, then Klose shall be free to sell such Option Shares to the Offerer in accordance with the terms of the Sales Notice. If such sale does not occur within ninety (90) days of the original mailing of the Sales Notice then such Option Shares will once again become fully subject to this
                                    Section 17.4.

                  17.4.2 In the event Klose desires to sell Option Shares on the Frankfurt Stock Exchange Klose shall be entitled to sell such Option Shares only in accordance with this ss. 17.4.2:

                           (a)      Klose shall give a Sales Notice to
                                    Purchaser. The Sales Notice shall specify the number of Option Shares to be sold. Purchaser may elect to purchase all of such Option Shares by giving written notice to Klose within ten days from the date of the receipt of the Sales Notice for a price per Option Share equal to the average price quoted on the Frankfurt Stock Exchange on the five trading days prior the date of the Sales Notice.

                           (b) If Purchaser does not elect to purchase such Option Shares, Klose is free to sell such Option Shares during a period of 30 days following the expiry of the ten days period or the notice given by Purchaser not to purchase such Option Shares, whichever is earlier.

         17.5 The terms set forth in ss.ss. 17.1 - 17.3 shall apply mutatis mutandis to the A+M Put and Call Option with the following differences.

                  17.5.1 The A+M Put Option can only be exercised in one instalment during the period beginning after the Closing and ending on April 30, 2001.

                  17.5.2 The A+M Call Option can only be exercised during the period beginning on July 1, 2001 and ending on December 31, 2001.

                  17.5.3 A+M shall be deemed to represent that A+M is a limited partnership (Kommanditgesellschaft) duly formed and validly existing under German law and to give the representations in ss.ss. 11.1.4 and 11.1.5.

                                   SECTION 18
                            NON-COMPETITION COVENANT

         18.1 For a period of one year after the termination of the respective term of any employment or service agreement with TelDaFax or any affiliate, Klose and those companies affiliated with him within the meaning of ss. 15 et seq. Aktiengesetz (Stock Corporation Act) undertake not to engage directly or indirectly in any activity, enterprise or company having activities similar to the telecommunication activities of the TelDaFax Group from time to time in the current geographical area of the activities of TelDaFax Group.

         18.2 The acquisition or the holding of any participation of up to 5% in stock of exchange listed corporations shall not constitute a violation of the non-competition covenant pursuant to ss. 18.1.

         18.3 In case of any violation of the non-competition covenant pursuant to ss. 18.1 Klose shall be obliged to pay to Purchaser a contractual penalty (Vertragsstrafe) in the amount of (e) 250,000 (in words: two hundred fifty thousand). If the violation continues (andauert), Klose shall be obliged to pay for each further month of the violation a further contractual penalty in the amount of (e) 100,000 (in words: one hundred thousand). Further claims of Purchaser for cease and desist (Unterlassung) and for damages remain unaffected. The contractual penalty shall be deducted from any damage payments, if any.

                                   SECTION 19
                                   ASSIGNMENT

         Neither the Sellers nor the Purchaser are entitled to transfer without the consent of the other contracting parties rights, except rights for payment, or obligations arising out of this Agreement to a third party.

                                   SECTION 20
                            MERGER CONTROL CLEARANCE

         20.1 Sellers and Purchaser shall co-operate and provide each other with all necessary assistance to notify all transactions contemplated herein (including, without limitation, the contribution by Purchaser in accordance with ss. 4.2 of this Agreement) to the Federal Cartel Office ("FCO").

         20.2 Purchaser shall take responsibility for drafting and formulating a joint notification to, and full communications with, the FCO. Such actions shall be taken by Purchaser in consultation with Sellers. The Purchaser shall use its best endeavours to notify the Agreement as soon as is practically possible after the Signing Date, provided that the Sellers provide the pre-requisite information for the completion of the notification. Representatives of Sellers shall be informed of, and are entitled at their own expense to be present at, meetings with representatives of the FCO in the context of the transaction contemplated hereunder. Purchaser shall keep Sellers informed of contacts which it may have with such FCO representatives. In the event that any of the Sellers should have any contact with the FCO, it shall so inform the Purchaser.

                                   SECTION 21
                           SERVICE CONTRACT WITH KLOSE

         Klose undertakes to continue to work for TelDaFax under a two year fixed term contract to be on such terms as agreed between Purchaser and Klose prior to Closing provided that the compensation available to Klose under such contract shall not be less favourable than that currently available to him under the existing employment contract as disclosed to Purchaser.

                                   SECTION 22
                                      COSTS

         Each Party shall bear its own costs and transfer taxes arising in the context of this Agreement and the implementation of the transaction contemplated herein.

                                   SECTION 23
                            MUTUAL ASSISTANCE/FILINGS

         Sellers and TelDaFax undertake to co-operate with and to provide Purchaser with all necessary information required for any regulatory filings, in particular, but not limited to, all filings with the Securities Exchange Commission.

                                   SECTION 24
                         COMPLETE AGREEMENT/WRITTEN FORM

         This Agreement, together with the agreements mentioned herein and the documents referred to in ss. 10.2, sets forth the complete agreement reached by the parties on the subject matters dealt with herein. Changes of this Agreement, including a change of this written form clause, shall require written form, except where a stronger form requirement applies.

                                   SECTION 25
                                  SEVERABILITY

         25.1 Should any provision of this Agreement be or become in whole or in part invalid, this shall not affect the validity of the rest of the Agreement. In this event, the invalid provision shall be deemed to be replaced by a valid provision which corresponds to the economic purpose of the invalid provisions to the largest extent possible. This shall also apply in the case of any gaps in this Agreement.

         25.2 Should any provision of this Agreement be invalid to its geographical or substantive areas of application or the period of application, the respective provision shall be deemed reduced to the maximum permissible scope.

                                   SECTION 26
                          NOTICES, SERVICES OF PROCESS

         26.1 Notices or declarations to Sellers made in the context of this Agreement shall be deemed to be validly given if sent by registered mail, courier or fax to the following address or such other address as is notified in writing by Sellers to
                  Purchaser:

                  26.1.1    If to Klose:

                            Dr. Henning F. Klose
                            Augsburger Stra(beta)e 25
                            D-10789 Berlin
                            Fax-No.: ++49 6423-1798

                  26.1.2    If to the Funds:

                            Pollath + Partner
                            Lilienthalstra(beta)e 7
                            D-85399 Munchen - Hallbergmoos
                            Fax-No.: ++49 89 223 325

         26.2 Notices or declarations to Purchaser made in the context of this Agreement shall be deemed to be validly given if sent by registered mail, courier or fax to the following address or such other address as is notified in writing by Purchaser to
                  Sellers:

                  GAEDERTZ, Frankfurt office
                  Bockenheimer Landstra(beta)e 98 - 100
                  D-60323 Frankfurt am Main
                  Fax-No.: ++49 69 7941 100
                  with a copy to:

                  World Access, Inc.
                  Attn.: W. Tod Chmar, Executive Vice President,
                  945 East Paces Ferry Road, Suite 2200
                  Atlanta, GA 30326 U.S.A.
                  Fax-No.: ++1 404 233 2280


         26.3 Purchaser appoints GAEDERTZ, Frankfurt office, Bockenheimer Landstra(beta)e 98 - 100, D-60323 Frankfurt am Main, as its authorised agent for accepting services of process with respect to any legal proceedings in Germany. The Funds appoint Pollath + Partner, attention Dr. Matthias Bruse, Munchen, as its authorised agent for accepting services of process.

         26.4 Notices or declarations to TelDaFax made in the context of this Agreement shall be deemed to be validly given if sent by registered mail, courier or fax to the following address or such other address as is notified in writing by TelDaFax to
                  Purchaser:

                  TelDaFax Aktiengesellschaft
                  Rudolf-Breitscheid-Str. 1-5
                  35037 Marburg
                  Fax-No.: ++49 6421-181-1210


                                   SECTION 27
                LANGUAGE/COUNTERPARTS/CHOICE OF LAW/JURISDICTION

         27.1 This Agreement except for Exhibits 10.2.1,11.3.1.8, 11.3.1.12, 11.3.3.2, 11.3.4.1, 11.3.4.2, 11.3.7.1, 11.3.10.1 is in the
                  English language only. Purchaser confirms that he is fully aware of the contents of those Exhibits which are in the German language.

         27.2     This Agreement will be executed in four counterparts.

         27.3 This Agreement shall be governed by the laws of the Federal Republic of Germany.

         27.4 The courts in Frankfurt am Main shall have non-exclusive jurisdiction.

         -------------------------------------------
         TelDaFax AG
         by Klose und by Legner



         -------------------------------------------           -------------------------------------------
         World Access, Inc.                                    Otto Haberstock by proxy dated June 7, 2000
         By: W. Tod Chmar                                      for Apax Funds Nominee Ltd. fur "B" Account
         Title: Executive Vice President







         -------------------------------------------          -------------------------------------------
         Dr. Henning F. Klose                                 Otto Haberstock by proxy dated June 7, 2000
                                                              for Apax Funds Nominee Ltd. fur "D" Account




         -------------------------------------------          -------------------------------------------
         Otto Haberstock by proxy dated June 5, 2000          Otto Haberstock by proxy dated June 6, 2000
         for Apax Germany II L.P.                             for AP Vermogensverwaltung
                                                              Gesellschaft burgerlichen Rechts


         --------------------------------------
         A + M GmbH & Co Vermogensverwaltung KG